Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

2016 THIRD QUARTER RESULTS

White Plains, NY — November 8, 2016 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended September 30, 2016.

Recent Developments

•                  In June 2016, Universal American issued $115 million principal amount of convertible notes and used the proceeds, together with cash on hand, to repurchase approximately 20.2 million shares of our common stock for an aggregate purchase price of approximately $138 million, or an average price of $6.85 per share;

•                  In August 2016, Universal American completed the sales of its Total Care Medicaid and Traditional Insurance businesses, generating cash proceeds of approximately $80 million;

•                  In September 2016, Universal American entered into an agreement to fully resolve the litigation arising from the APS Healthcare acquisition in 2012 by acquiring all of the 6,272,104 shares of common stock held by the defendants for an aggregate payment of $13.0 million. The result of this settlement and the June 2016 share repurchase was a 31% reduction in common shares outstanding; and

•                  In October 2016, Universal American was notified that its flagship TexanPlus® HMO plan improved to a 4.5 Star Quality rating.

Results of Third Quarter 2016

Universal American’s reported net income for the third quarter of 2016 was $50.9 million, or $0.83 per share.  Adjusted pre-tax loss was $0.8 million and adjusted net loss was $2.9 million, or $0.05 per share, for the third quarter of 2016, which excludes the following after-tax items:

•                  $5.6 million, or $0.09 per share, of losses associated with our Management Services Organization (MSO) segment, which includes our Accountable Care Organization (ACO) business;

•                  $0.1 million, or less than $0.01 per share, of net realized investment losses;

•                  $0.7 million, or $0.01 per share, of non-cash interest on our Convertible Notes;

•                  $0.3 million, or less than $0.01 per share, of tax expense;

•                  $59.6 million or $0.97 per share of income from discontinued operations, including our Traditional Insurance and Total Care Medicaid businesses, which were sold in August 2016, and the APS Healthcare businesses, which were sold in 2015; and

•                  $0.9 million or $0.01 per share, of legal and consulting costs related to the sold businesses that were reclassified to discontinued operations.

Total revenues for the third quarter of 2016 were approximately $343 million.

Results of Nine Months ended September 30, 2016

Universal American’s reported net income for the nine months ended September 30, 2016 was $73.9 million, or $0.97 per share.  Adjusted pre-tax income was $25.3 million and adjusted net income was $9.4 million, or $0.12 per share, for the nine months ended September 30, 2016, which excludes the following after-tax items:

•                  $2.7 million, or $0.04 per share, of income associated with our Management Services Organization (MSO) segment, which includes our Accountable Care Organization (ACO) business;

•                  $1.5 million, or $0.02 per share, of net realized investment gains;

•                  $0.7 million, or $0.01 per share, of non-cash interest on our Convertible Notes;

•                  $0.3 million, or less than $0.01 per share, of tax benefits;

•                  $62.7 million, or $0.83 per share, of income from discontinued operations, including our Traditional Insurance and Total Care Medicaid businesses, which were sold in August 2016, and the APS Healthcare businesses, which were sold in 2015; and

•                  $2.0 million or $0.03 per share, of legal and consulting costs relating to corporate development activities.

Total revenues for the first nine months of 2016 were approximately $1.0 billion.

Management Comments

Richard A. Barasch, Chairman and CEO, commented, “Universal American has had a positive and productive third quarter and year to date. We sold the remaining businesses that didn’t fit with our core strengths, settled the APS Healthcare litigation and reduced our outstanding share count by 31%. After this activity, including the large stock buybacks, we ended the quarter with more than $100 million of available cash at the parent. Further, our business has become significantly less complex, which will allow us to meaningfully lower our corporate expenses in 2017.

Our core strength and the foundation of our strategy is partnering with primary care physicians to improve health outcomes while reducing costs in the Medicare population. Over the past 15 years, we have built a platform that combines efficient use of data and care management protocols with the critical work of establishing trust with our physician partners. We now have over 350,000 Medicare beneficiaries on this platform in Medicare Advantage, Medicare Shared Savings ACOs and Next Generation ACOs.

“We are building on our successful 15-year history of working closely with our physician partners in the Houston/Beaumont region to improve quality and reduce cost for Medicare beneficiaries. This was again validated by the recent award of 4.5 Stars for this plan.

“In partnership with many of our most experienced Houston doctors, we were awarded a Next Generation ACO which began in January 2016. This added approximately 13,600 full-risk Medicare beneficiaries to the 65,600 Medicare beneficiaries we are already serving in our Southeast Texas Medicare Advantage business. We are pleased to report positive current year results from this program.

“In the Northeast, especially upstate New York, we are in the process of converting a fee-for-service market into a more value-based system by introducing pay for performance to primary care physicians. We note that the Northeast has improved from a $21.2 million pre-tax loss in 2015 to an approximately $13.5 million pre-tax gain year to date.

“The results from the 2015 program year in our MSSP ACO business showed significant improvement. Ten of our ACOs achieved shared savings in the amount of $39.8 million, a 48% increase over PY2014. The net revenue to UAM is $28.6 million, a 37% increase over PY2014. For the 2016 program year, we have reduced the number of active MSSP ACOs, reduced our operating expenses and have moved our most successful ACOs to 2-sided risk with higher gain sharing. We are encouraged by the progress in cost and quality shown by our physician partners and by the positive regulatory changes in the MSSP program.”

2016 Membership (as of September 30, 2016)

•                  Medicare Advantage:

•                  68,800 members in Texas

•                  45,600 members in upstate New York and Maine

•                  Management Services Organization:

•                  13,600 Medicare beneficiaries in our Next Generation ACO in Houston, Texas

•                  59,700 Medicare beneficiaries in 6 ACOs that have selected Track 2 (2-sided risk) in the Medicare Shared Savings Program (MSSP)

•                  163,500 Medicare beneficiaries in 16 ACOs that have selected Track 1 (1-sided risk) in the MSSP

•                  Approximately 3,200 physicians and 1,800 associated clinical professionals

Medicare Advantage

Financial Performance ($ in millions)	Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016

Premiums(1)	$340.6		$1,029.2
Net investment income & other income	2.3		7.3
Revenue	342.9		1,036.5

Quality initiatives	6.0	1.7%	17.3	1.7%
Medical benefits	285.0	83.7%	850.9	82.7%
Total benefits	291.0	85.4%	868.2	84.4%

Admin expenses	38.8	11.4%	104.3	10.1%
ACA Fee	5.5		16.3

Segment income before income taxes	$7.6		$47.7

	Reported	Recast**	Reported	Recast**
Texas HMOs Medical Benefit Ratio*	84.5%	83.3%	82.8%	83.4%
Upstate New York/Maine Medical Benefit Ratio	82.8%	82.2%	83.1%	83.1%

(1)                           Effective January 1, 2016, we changed the way in which we estimate changes in risk-adjusted premiums receivable from CMS, which resulted in the accelerated recognition of additional current year premium revenue of $7.7 million and $26.5 million for the three months and nine months ended September 30, 2016, respectively. See our Form 10-Q for the period ending September 30, 2016 for additional discussion.

* Excluding quality initiatives.

** Recast excludes the impact of prior period items.

Medicare Advantage pre-tax income for the three month period ended September 30, 2016 was $7.6 million, including $2.1 million net unfavorable prior period items.  Medicare Advantage pre-tax income for the nine month period ended September 30, 2016 was $47.7 million, including $7.9 million net favorable prior period items.  Our administrative expense ratio was 11.4% for third quarter 2016 and 10.1% for the nine months ended September 30, 2016.

Texan Plus®, recently designated a 4.5-Star plan, is the largest Medicare HMO in Southeast Texas. Texan Plus® now has 65,500 members and has achieved 9% compounded membership growth over the past four years. Virtually all of our members in this plan are in value-based payment arrangements. For the third quarter of 2016, the reported Medical Benefit Ratio (MBR) in our Texas HMOs was 84.5%. Excluding negative prior period items, the MBR was 83.3% for the third quarter. For the nine months ended September 30, 2016, the reported MBR in our Texas HMOs was 82.8% and 83.4% excluding prior period items.

Our Northeast markets experienced a 52% increase in membership since 2014 year-end and now have 45,600 members with a large concentration in upstate New York. For the third quarter of 2016, the reported MBR in our Northeast markets was 82.8%. Excluding positive prior period items, the MBR was 82.2% for the third quarter.  For the nine months ended September 30, 2016, the reported MBR in our Northeast markets was 83.1% and 83.1% excluding prior period items.

Medicare Advantage 2016 Stars

The enrollment-weighted Star rating for Universal American’s Medicare Advantage membership increased from 3.96 to 4.12 Stars reflecting the quality of care delivered to our enrolled Medicare beneficiaries.  Approximately 70% of our members are currently enrolled in plans awarded 4 Stars or higher.  A summary of these ratings is presented below:

2016 Universal American Medicare Advantage Plans

Contract	Plan Name	Location	September 2016 Members	2016 Star Rating	2017Star Rating
H4506	Texan Plus HMO	Southeast Texas	65,600	4.0	4.5
H2775	Today’s Options PPO	Northeast	13,600	4.0	4.0
H0174	Today’s Options on Texas HMO	Southeast Texas	300	4.0	4.0
H2816	Today’s Options Network PFFS	Northeast	31,900	4.0	3.5
H5656	Texan Plus HMO	North Texas (Dallas)	3,000	3.0	3.0

The company’s flagship TexanPlus® HMO plan, serving Medicare beneficiaries in Houston-Beaumont, Texas for more than 15 years and representing 57% of current membership, has improved to a 4.5 Star Quality Rating.  Our PPO in the Northeast, Todays Options, maintained its 4 Star Quality Rating and our Network Private-Fee-For-Service plan in the Northeast was reduced from 4 Stars to 3.5 Stars.

Management Services Organization (MSO)

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2016	2015	2016	2015
Shared Savings Revenue:
Gross Shared Savings	$0.1	$—	$41.1	$26.9
ACO Partner Share	(0.2)	—	(10.6)	(6.0)
Net Shared Savings Revenue	(0.1)	—	30.5	20.9
Operating expenses	8.5	9.3	26.4	30.3
Segment (loss) income before income taxes	$(8.6)	$(9.3)	$4.1	$(9.4)

The MSO segment includes our ACO business, in which we collaborate with primary care physicians and other healthcare professionals to operate ACOs under the Medicare Shared Savings Program (MSSP) and the Next Generation ACO model.  At September 30, 2016, we had 22 MSSP ACOs and one Next Generation ACO (in Houston, Texas) with approximately 236,800 assigned Medicare fee-for-service beneficiaries.

On July 29, 2016, the Centers for Medicare & Medicaid Services (CMS) informed us that our Medicare Shared Savings Program (MSSP) ACOs generated $97 million in gross savings for program year 2015. This compared to $80 million in gross savings for program year 2014.  Ten of our ACO’s qualified for shared savings payments in program year 2015, compared to nine in program year 2014, and received gross shared savings payments of $39.8 million, compared to $26.9 million in program year 2014. Our share of these payments, after payments to our physician partners increased to $28.6 million from $20.9 million in the prior year, and is reflected in equity in earnings of unconsolidated subsidiaries in our consolidated statements of operations. We received these payments during the third quarter of 2016. Quality scores improved for all of our ACOs with start dates prior to 2015, indicating an improvement in healthcare management resulting from enhanced physician engagement.

The 10 ACOs that qualified for shared savings payments for program year 2015 met quality standards and savings thresholds established by Medicare. In addition to the 10 ACOs that will receive shared savings, eight other ACOs achieved savings but did not exceed the minimum savings threshold in order to qualify for a shared savings payment. Together these 18 ACOs generated $97 million in total savings for the Medicare program.

Effective January 1, 2016, in partnership with a high-performing group of our Houston physicians, our Houston-based ACO was selected by CMS to become a Next Generation ACO, a value-based payment model that encourages providers to assume greater risk and reward in coordinating the healthcare of Medicare Fee-For-Service (FFS) beneficiaries. The Next Generation ACO adds approximately 13,600 beneficiaries in a full-risk program that allows us to use many of the same techniques, including creating preferred networks and negotiating discounts that have worked well for our Medicare Advantage plan in Houston.

Our MSO segment generated pre-tax income of $4.1 million for the nine month period ended September 30, 2016 compared to a loss of $9.4 million in the same period of 2015.  Operating expenses for the quarter were $8.5 million compared to $9.3 million for the quarter ended September 30, 2015.

Corporate & Other

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Financial Performance ($ in millions)	2016	2015	2016	2015

Revenue	$0.8	$3.4	$1.4	$6.9

Segment loss before income taxes	$(8.1)	$(7.4)	$(26.5)	$(29.3)

Our Corporate & Other segment reflects the activities of our parent holding company, debt service and other ancillary operations including support services provided to the buyers of the APS Healthcare businesses, Total Care Medicaid and Traditional business through Transition Services Agreements.

Dividends on our Preferred Stock were $0.8 million and $2.4 million for the three and nine month periods ending September 30, 2016, respectively.  Interest expense on our Convertible Notes was $2.2 million and $2.3 million, respectively, for the three and nine month periods ending September 30, 2016, including $1.0 million and $1.1 million, respectively, of non-cash interest expense.

Discontinued Operations

Discontinued Operations includes our Traditional Insurance and Total Care Medicaid businesses, which were sold in August 2016, and the APS businesses, which were sold in 2015.

The following table presents the components comprising the income (loss) from discontinued operations before income taxes:

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2016	2015	2016	2015
Total Care Medicaid:
Operating results	$0.2	$0.5	$(4.1)	$(0.9)
Gain on Sale	20.4	—	20.4	—
Total Medicaid	20.6	0.5	16.3	(0.9)

Traditional Insurance:
Operating results	$0.1	$1.8	$11.4	$7.4
Realized gains	—	—	0.2	0.1
Amortization of HFS reserve	—	—	(2.2)	—
Gain on Sale	2.8	—	2.8	—
Total Traditional	2.9	1.8	12.2	7.5

APS Healthcare:
Total APS Healthcare (1)	$33.5	$1.2	$39.5	$(21.7)

Income (loss) before income taxes	$57.0	$3.5	$68.0	$(15.1)

(1)         2016 amounts include earn-out revenues and litigation settlement, while 2015 amounts include initial gain (loss) on sale of APS Healthcare.

Share Count Reduction

Over the past five months, Universal American retired more than 26 million common shares, reflecting a 31% reduction in its outstanding share count through the following transactions:

•                  Share Repurchase:  On June 27, 2016, Universal American used the net proceeds from the offering of $115 million of Convertible Notes, together with cash on hand, to repurchase: (i) 18.1 million shares of Universal American common stock from existing large shareholders and (ii) 2.1 million shares of its common stock in connection with the offering, for an average price of $6.85.

•                  APS Litigation Settlement:  On September 9, 2016, Universal American entered into a Settlement Agreement to fully resolve the litigation arising from the Company’s acquisition of APS Healthcare in 2012. Pursuant to the Settlement Agreement, we acquired all of the 6.3 million shares of common stock held by the defendants for an aggregate payment of $13.0 million.  In addition, we received $1.6 million that was held in an escrow account relating to the acquisition.  Certain defendants received $0.75 million that was held in such escrow account.

As of September 30, 2016, there were 58.8 million common shares outstanding.

Investment Portfolio

As of September 30, 2016, Universal American had $494.8 million of cash and invested assets as follows:

•                 67% is invested in U.S. Government and agency securities, primarily due to cash equivalents from the early receipt of our October 2016 CMS payment;

•                 The average credit quality of the investment portfolio is AA; and

•                 Less than 1% of the investment portfolio is non-investment grade.

A complete listing of our fixed income investment portfolio as of September 30, 2016 is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

As of September 30, 2016, Universal American’s Balance Sheet had the following characteristics:

•                 Unregulated cash and investments of $119.6 million;

•                 Total cash and investments were $494.8 million and total assets were $915.2 million, including $238.2 million in assets of discontinued operations;

•                 Total policyholder liabilities were $82.9 million and total liabilities were $623.7 million, including $236.1 million in liabilities of discontinued operations;

•                 Stockholders’ equity was $291.5 million and book value was $4.96 per diluted common share;

•                 Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill and amortizing intangibles) was $3.70;

•                 $115 million of convertible senior notes with a carrying value of $95.4 million which bear cash interest of 4.0% per annum and an annual effective interest rate of 8.5%; and

•                 $40.0 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%, which will mature in May 2017.

As of September 30, 2016, the ratio of debt to total capital, excluding the effect of AOCI and including Universal American’s mandatorily redeemable preferred stock as debt, was 36.6%.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Tuesday, November 8, 2016 to discuss financial results. Interested parties may participate in the call by dialing (661) 378-9883. Please call in 10 minutes before the scheduled time and mention conference ID: 11918476. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately two weeks following the call.

Prior to the conference call, Universal American will make available on its website a Third Quarter 2016 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the Third Quarter 2016 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare. We are dedicated to working collaboratively with healthcare professionals, especially primary care physicians, in order to improve the health and well-being of those we serve and reduce healthcare costs.  For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*              *              *

Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports.

A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following:  the impact of the Centers for Medicare and Medicaid Services’ (“CMS”) final Medicare Advantage reimbursement rates for calendar year 2017 could have a material adverse effect on Universal American’s MA business; we are subject to extensive government regulation and the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on Universal American, including with respect to False Claims Act matters or Risk Adjustment Data Validation (“RADV”) audits; the results of the 2016 presidential election, the Affordable Care Act and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we are investing significant capital and management attention in new and unproven business opportunities, including our Accountable Care Organizations (“ACOs”), where we will begin to take two-sided risk in 2016, that may not be profitable; we may experience higher than expected medical loss ratios or lower revenues, especially with our new members in our Northeast markets, which could materially adversely affect our results of operations; If we are unable to develop and maintain satisfactory relationships with the providers of care to our members and ACO beneficiaries, our business and overall profitability could be materially adversely affected; if we fail to design and price our products properly and competitively or if the premiums and fees we charge are insufficient to cover the cost of health care services delivered to our members, our profitability may be materially adversely affected; our significant shareholders may have interests that are different than other shareholders and may sell or distribute their stock which could cause the price of our stock to decline; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; reductions in funding for Medicare programs could materially reduce our profitability; failure to reduce our operating and corporate costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to maintain or improve our CMS Star ratings which may cause certain of our plans to receive less bonuses or rebates than our competitors; changes in governmental regulation or legislative reform, including the impact of Sequestration, could reduce our revenues, increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; we could be subject to a cyber-attack or similar network breach that could damage our reputation and have a material adverse effect. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Continuing operations	2016	2015	2016	2015

Net premiums and policyholder fees	$340.6	$304.2	$1,029.2	$924.2
Net investment income	1.9	4.1	6.3	9.8
Other income	1.0	1.7	1.9	4.2
Net realized (losses) gains	(0.1)	29.8	1.4	33.6
Total revenues	343.4	339.8	1,038.8	971.8

Policyholder benefits	291.0	267.7	868.1	801.8
Amortization of present value of future profits	0.2	0.5	0.7	1.6
Affordable Care Act fee	5.5	6.4	16.3	19.1
Commissions and general expenses, net of allowances	50.7	44.8	141.5	134.7
Total benefits and expenses	347.4	319.4	1,026.6	957.2

(Loss) income before equity in (losses) earnings of unconsolidated subsidiaries	(4.0)	20.4	12.2	14.6

Equity in (losses) earnings of unconsolidated subsidiaries	(5.2)	(7.4)	14.5	(1.1)
(Loss) income from continuing operations before income taxes	(9.2)	13.0	26.7	13.5
(Benefit from) provision for income taxes(1)	(0.5)	13.1	15.5	7.6

(Loss) income from continuing operations	(8.7)	(0.1)	11.2	5.9

Discontinued operations
Income (loss) from discontinued operations before income taxes	57.0	3.5	68.0	(15.1)
Income tax provision (benefit)	2.6	0.6	5.3	(6.8)
Income (loss) from discontinued operations	59.6	2.9	62.7	(8.3)

Net income (loss)	$50.9	$2.8	$73.9	$(2.4)

Per Share Data (Diluted)
Continuing operations	$(0.14)	$—	$0.15	$0.07
Discontinued operations	0.97	0.03	0.82	(0.10)
Net income (loss)	$0.83	$0.03	$0.97	$(0.03)

Diluted weighted average shares outstanding	61.3	82.5	76.1	83.5

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Income (loss) before income taxes by Segment	2016	2015	2016	2015

Medicare Advantage	$7.6	$(0.1)	$47.7	$18.6
MSO	(8.6)	(9.3)	4.1	(9.4)
Corporate & Other	(8.1)	(7.4)	(26.5)	(29.3)
Realized (losses) gains	(0.1)	29.8	1.4	33.6

(Loss) income before income taxes — continuing operations	$(9.2)	$13.0	$26.7	13.5

BALANCE SHEET DATA	September 30, 2016
Total cash and investments	$494.8
Total assets	$915.2
Total policyholder related liabilities	$82.9
Total reinsurance recoverable (ceded policyholder liabilities)	$0.3
Convertible senior notes due 2021* - principal balance	$115.0
Mandatorily redeemable preferred shares* - principal balance	$40.0
Total stockholders’ equity	$291.5
Diluted book value per common share	$4.96
Diluted common shares outstanding at balance sheet date	58.8

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$287.8
Diluted book value per common share (excluding AOCI) * (2)	$4.90
Diluted tangible book value per common share (excluding AOCI) * (3)	$3.70
Debt to total capital ratio (excluding AOCI) * (4)	36.6%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Adjusted net (loss) income(5)	$(2.9)	$(12.3)	$9.4	$(10.6)
Adjusted net (loss) income per share (diluted)	$(0.05)	$(0.15)	$0.12	$(0.13)

*   Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)   For the quarter ended September 30, 2016, our effective tax rate on continuing operations was 5.5%, resulting in an income tax benefit of $0.5 million. For the same period in 2015, our effective tax rate on continuing operations exceeded 100%, resulting in an income tax provision of $13.0 million. The difference in the effective tax rate from the statutory rate in both periods were driven by permanent differences, primarily the non-deductible ACA Fee and non-deductible interest expense. State income taxes also contributed to the variance in the effective tax rates. For the nine months ended September 30, 2016, our effective tax rate on continuing operations was 58.1%, resulting in an income tax provision of $15.5 million. For the same period in 2015, our effective tax rate from continuing operations was 56.4%, resulting in an income tax provision of $7.6 million. The effective tax rate for the nine months ended September 30, 2016 was driven by permanent differences, primarily the non-deductible ACA Fee and non-deductible interest expense on our preferred stock. State income taxes also contributed to the variance in the effective tax rates. For the nine months ended September 30, 2015, the tax benefit included $5.1 million in foreign tax credit carryforwards created in connection with the February 2015 sale of APS Puerto Rico. Excluding the foreign tax credit carryforwards, the effective tax rate was 94.4%, driven by permanent items, including the non-deductible ACA Fee and non-deductible interest expense. State and foreign income taxes also contributed to the variance in the effective tax rate.

(2)   Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)   Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4)   The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the principal balance of our Convertible senior notes and Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus the principal balance of our Convertible senior notes and Mandatorily Redeemable Preferred Shares reported as liabilities.

(5)   Adjusted net income is calculated as net income (loss) excluding the following items on after-tax basis: ACO results, net realized gains (losses), non-recurring tax provision (benefit), discontinued operations, non-cash interest and development-related legal and consulting costs.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Adjusted Net (Loss) Income ($ in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income (loss)	$50.9	$2.8	$73.9	$(2.4)
ACO results, after-tax	5.6	5.7	(2.7)	6.0
Net realized (gains) losses, after-tax	0.1	(18.8)	(1.5)	21.3
Non-recurring tax provision (benefit)	0.3	0.3	(0.3)	(5.2)
Discontinued operations, after-tax	(59.6)	(2.8)	(62.7)	8.3
Non-cash interest, after-tax	0.7	—	0.7	—
Legal and consulting costs, after-tax	(0.9)	0.5	2.0	4.0
Adjusted net (loss) income	$(2.9)	$(12.3)	$9.4	$(10.6)

Per share (diluted)
Net income (loss)	$0.83	$0.03	$0.97	$(0.03)
ACO results, after-tax	0.09	0.07	(0.04)	0.07
Net realized (gains) losses, after-tax	—	(0.23)	(0.02)	(0.26)
Non-recurring tax (benefit) provision	—	—	—	(0.06)
Discontinued operations, after-tax	(0.97)	(0.03)	(0.83)	0.10
Non-cash interest, after-tax	0.01	—	0.01	—
Legal and consulting costs, after-tax	(0.01)	0.01	0.03	0.05
Adjusted net (loss) income	$(0.05)	$(0.15)	$0.12	$(0.13)

Universal American uses adjusted net income, calculated as net loss excluding the following items on after-tax basis: ACO results, net realized gains (losses), non-recurring tax provision (benefit), discontinued operations, non-cash interest and legal and consulting costs as a basis for evaluating operating results. Although the excluded items may recur, we believe that the excluded items do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

Total Stockholders’ Equity (excluding AOCI)	September 30, 2016	December 31, 2015
Total stockholders’ equity	$291.5	$382.4
Less: Accumulated other comprehensive income	(3.7)	(2.7)

Total stockholders’ equity (excluding AOCI)	$287.8	$379.7

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income or loss, do not relate to the performance of Universal American’s core business operations.

Diluted Book Value per Common Share	September 30, 2016	December 31, 2015
Total stockholders’ equity	$291.5	$382.4
Proceeds from assumed exercises of vested options	—	—
	$291.5	$382.4
Diluted common shares outstanding	58.8	84.9

Diluted book value per common share	$4.96	$4.51

Total stockholders’ equity (excluding AOCI)	$287.8	$379.7
Proceeds from assumed exercises of vested options	—	—
	$287.8	$379.7
Diluted common shares outstanding	58.8	84.9

Diluted book value per common share (excluding AOCI)	$4.90	$4.47

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Tangible Book Value per Common Share	September 30, 2016	December 31, 2015
Total stockholders’ equity (excluding AOCI)	$287.8	$379.7
Less: intangible assets (1)	(70.1)	(73.1)
Proceeds from assumed exercises of vested options	—	—
Tangible Book Value	$217.7	$306.6

Diluted common shares outstanding	58.8	84.9

Tangible book value per common share	$3.70	$3.61

Universal American uses tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets.

(1)         Intangible assets include the following at September 30, 2016 and December 31, 2015, respectively: goodwill ($68.4 million) and amortizing intangible assets, net of taxes ($1.7 million and $4.7 million).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Debt to Total Capital Ratio	September 30, 2016	December 31, 2015
Convertible senior notes — principal balance	$115.0	$—
Mandatorily redeemable preferred shares	40.0	40.0
Total outstanding debt	$155.0	$40.0

Total stockholders’ equity	$291.5	$382.4
Convertible senior notes — principal balance reported as liability (1)	95.4	—
Mandatorily redeemable preferred shares — principal balance	40.0	40.0
Total capital	$426.9	$422.4

Debt to total capital ratio	36.3%	9.5%

Total stockholders’ equity (excluding AOCI)	$287.8	$379.7
Convertible senior notes — principal balance reported as liability (1)	95.4	—
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$423.2	$419.7

Debt to total capital ratio (excluding AOCI)	36.6%	9.5%

(1)         The principal balance of the convertible senior notes has been allocated between its liability and equity components, as required under GAAP. At September 30, 2016, $95.4 million was recorded as a liability and $20.6 million was recorded in equity, as additional paid-in capital.

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Adam C. Thackery		The Equity Group Inc.
Chief Financial Officer (914) 597-2939		www.theequitygroup.com
Fred Buonocore (212) 836-9607
Kevin Towle (212) 836-9620